Press Release

Cornerstone Therapeutics Inc. Announces Retention of Advisors

CARY, NC – March 20, 2013 — Cornerstone Therapeutics Inc. (Nasdaq CM: CRTX) (the “Company”) announced today that the Special Committee of its Board of Directors (the “Special Committee”) has retained Lazard to act as its independent financial advisor and Clifford Chance US LLP to act as its independent legal counsel to assist the Special Committee in its work. As the Company previously announced on February 25, 2013, the Board of Directors formed a Special Committee of independent directors to consider, among other things, a proposal from Chiesi Farmaceutici SpA (“Chiesi”) to acquire the shares of the Company’s common stock that it does not already own for a cash purchase price of between $6.40 and $6.70 per share, subject to certain conditions.

The Company cautions its stockholders and others considering trading in its common stock that no decisions have been made by the Board of Directors or the Special Committee with respect to Chiesi’s proposal. There can be no assurance that any agreement based on Chiesi’s proposal will be approved or recommended by the Special Committee, or that any transaction will be entered into or consummated. The Company does not anticipate making any further public statements regarding these matters unless and until either it enters into a definitive agreement for a transaction or the Special Committee determines that no such transaction will be effected, or it otherwise deems further disclosure is appropriate or required by law.

About Cornerstone Therapeutics

Cornerstone Therapeutics Inc. (NASDAQ: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on commercializing products for the hospital and adjacent specialty markets. Key elements of the Company’s strategy are to focus its commercial and development efforts in the hospital and adjacent specialty product sector within the U.S. pharmaceutical marketplace; continue to seek out opportunities to acquire companies, marketed or registration-stage products and late-stage development products that fit within the Company’s focus areas; and generate revenues by marketing approved generic products through the Company’s wholly-owned subsidiary, Aristos Pharmaceuticals, Inc. For more information, visit www.crtx.com.

Contacts

Investor Relations Contact:
Josh Franklin, Vice President, Strategy and Business Development, +1-919-678-6520, josh.franklin@crtx.com